Exhibit 10.02

ONE Bio Corp.
19950 West Country Club Drive, Suite 100
Aventura, Florida 33180

February 28, 2011

UTA Capital LLC
YZT Management LLC
c/o Mr. Udi Toledano, Managing Member
100 Executive Drive, Suite 330
West Orange, NJ 07052

Gal Dymant
Flat B, 21/F
Tower 1, Estoril Court
55 Garden Road
Hong Kong, HK

Alan Fournier
11 Spring Hollow Road
Far Hills, New Jersey 07931

Re: Consulting Agreement

Gentlemen:

This letter confirms the mutual understanding of One Bio Corp. (“ONE”) and UTA Capital, LLC, Gal Dymant and Alan Fournier (collectively, the “Consulting Firms”), regarding the provision of consulting and advisory services by the Consulting Firms to ONE, and the agreement of ONE to compensate the Consulting Firms for such services, all on the terms and conditions hereinafter set forth (the “Agreement”).  Our agreement is as follows:

1. Engagement.

(a)  ONE hereby retains the Consulting Firms to perform, and the Consulting Firms hereby agree to perform, consulting and advisory services for ONE during the Consulting Period (as defined below) in connection with financial matters, capitalization structures, private capital financing and business strategies.

(b)  ONE acknowledges that no Consulting Firm nor any officer, director or managing member of any Consulting Firm will have any liability or duties to ONE or its shareholders by reason of entering this Agreement or performing or failing to perform services hereunder. ONE agrees to indemnify and hold each Consulting Firm and its officers, directors, members, partners, shareholders and affiliates (“Indemnified Parties”) harmless from any loss, liability, cost or expense imposed on such Indemnified Parties as a result of the Consulting Firm entering this Agreement or performing or failing to perform services hereunder.

(c)  During the Consulting Period, a Consulting Firm shall not be required to devote any minimum business time and attention to the performance of the Consulting Firm’s duties hereunder, each Consulting Firm may perform services for other clients and may engage in any other business, profession or occupation for compensation or otherwise, including those which would conflict with any of its obligations hereunder.

2. Period. The Consulting Firm’s consultancy hereunder shall commence on the date hereof and continue until November 10, 2011.  In addition, the Consulting Period shall end if ONE is in default of any obligations due to any of the Consulting Firms, whether under this Agreement or otherwise.

3. Compensation of Consulting Firm for Services.

(a)  Compensation.  In exchange for a Consulting Firm agreeing to enter into this Agreement, ONE hereby grants to each Consulting Firm, severally and not jointly, the option to sell certain shares of ONE Common Stock identified on Schedule 1 to ONE on the terms set forth below (the “Put Right”):

(i) Price. The price per share to be paid by ONE for the shares shall be $5.00 per share, net of any taxes and transfer fees (the “Put Price”).

(ii) Put Right Exercise Period. The option may be exercised by a Consulting Form at any time or from time to time after June 8, 2011 and ending June 7, 2016.

(iii) Initial Volume Limitation; Proration. The aggregate number of shares required to be purchased pursuant to the Put Right shall not exceed 150,000 shares for all of the Consulting Firms, of which the maximum number of shares required to be purchased pursuant to the Put Right prior to November 10, 2011 shall not exceed 90,000 shares in the aggregate. In the event shares tendered for purchase by ONE prior to November 10, 2011 exceed that amount, ONE shall purchase the shares tendered pro rata based on the respective maximum share amounts listed on Schedule 1.

(iv) Exercise Procedure and Payment.  A Consulting Firm may exercise his or its Put Right by email or written notice to ONE, with a copy to other Consulting Firms (but shall not be required to give notice to any other Consulting Firm after November 10, 2011) stating the number of shares which it desires to sell to ONE, accompanied or followed by tender of share certificates duly endorsed or accompanied by stock powers duly signed in blank form, with signature guarantees. Payment of the Put Price shall be made by ONE by wire transfer of funds to the Consulting Firm within three business days of receipt of the foregoing documentation, but shall not be required to be made before June 10, 2011. Time shall be of the essence with respect to payment of the Put Price, failing which the Consulting Firms shall be entitled to their rights under Section 3(b) and 3(c) and Section 4(e). Upon receipt by the Consulting Firm of the Put Price the tendered shares shall be cancelled or, at the option of ONE, designated as treasury shares.

(b)  Security.  As security for ONE’s Put Right obligations set forth above, ONE, no later than one day following the later of (1) release of any existing collateral securing any other obligations of ONE to a Consulting Firm, and (2) termination of UTA’s signature authority over ONE’s PRC-based accounts, but in any event no later than May 31, 2011, time being of the essence with respect to such date:

(i)  shall cause to be established and funded a PRC-based bank cash or investment account, under the sole control of UTA Capital LLC as regards withdrawals and transfers of funds (the “Blocked PRC Account”), that shall at all times hold cash or short-term cash-equivalents initially in the amount of $1,500,000, but at all times equal to not less than 200% of the aggregate amount due under all Put Rights if all shares subject thereto and not previously purchased by ONE were tendered, and in no event less than $750,000 until the first to occur of (x) all remaining shares subject to Put Rights are purchased, or (y) December 31, 2011, at which time the Share Collateral (as defined below in Section 3(b)(ii)) shall be released and the US Cash Collateral Account (as defined below in Section 3(c)) shall terminate; and

(ii)  shall cause one or more of its principal shareholders to deposit share certificates, with stock powers duly endorsed in blank and signature guarantees, representing 500,000 shares of its Common Stock (the “Share Collateral”), with the Consulting Firms or their designee, as security for the obligations of ONE hereunder.

(c)  Alternative Security at ONE’s Election. As alternative security for ONE’s Put Right obligations set forth above, ONE may at any time establish and grant to the Purchasers, and Purchasers shall accept, in lieu of and substitution for the Blocked PRC Account and Share Collateral, a first priority security interest in a U.S. bank deposit account (the “US Cash Collateral Account”), having cash or short-term cash-equivalents at all times equal to not less than 110% of the aggregate amount due under all Put Rights, pursuant to an account control  agreement with UTA Capital LLC and a US banking institution granting UTA Capital LLC customary rights as a pledgee and account control party under the Uniform Commercial Code, including the right to take full possession of and title thereto in the event ONE defaults in its obligations under this Agreement.

(d)  Increased Put Price upon Default.  In the event ONE defaults in its obligation to promptly purchase any shares which are the subject of Put Rights from any Consulting Firm, or to establish by May 31, 2011 the collateral described in Section 3(b) above, then, in addition to such Consulting Firm’s right to seek specific performance of (i) the Put Rights, (ii) the right to obtain the collateral described above and/or (iii) its rights as pledgee as against the Blocked PRC Account and Share Collateral or the US Cash Collateral Account described above, the per share Put Price for the un-purchased shares which are subject to the Put Rights shall be increased at the rate of 5% per month or any part of a month that such default continues.

(e)  ONE Right to Accelerate Consummation of Put Rights.  ONE shall have the right, at any time, to accelerate consummation and liquidation of all (but not less than all) then remaining outstanding Put Rights by prepaying the remaining unpaid aggregate Put Price, discounted, at the rate of 8% per annum, from the applicable Target Payment Date back to the actual prepayment date. The “applicable Target Payment Date” shall mean June 10, 2011 to the extent that any part of the first $450,000 of the original aggregate Put Price is being prepaid, and shall mean November 10, 2011 as to any of the remaining $300,000 of the original aggregate Put Price that is being prepaid.   Such discount rate shall not apply to any portion of the Put Price paid in satisfaction of any Put Rights exercised by a Purchaser in accordance with Section 3(a)(iv) this Agreement.

(f)  No Other Compensation.  Except as explicitly provided herein, a Consulting Firm shall not be entitled to any other compensation for its consulting and advisory services during or following the termination of the Consulting Period.

4. Miscellaneous.

(a)  Independent Contractor Status.  The parties hereto mutually agree that each Consulting Firm is being engaged hereunder as an independent contractor.  ONE will not withhold any wage or employment taxes in respect of compensation paid hereunder, but will issue the Consulting Firm information reports relating thereto, as required by applicable law and regulations.

(b) Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements and understandings with respect thereto, oral or otherwise.

(c) Amendment and Waiver. No amendment, modification or waiver of this Agreement or any of its provisions shall be valid unless made in writing and signed by ONE and any Consulting Firm affected thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

(d) Severability.  If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.

(e) Disclosure.  ONE and Purchasers acknowledge and agree that the terms of this Agreement shall be disclosed and summarized, in accordance with customary public company disclosure practices, in one or more SEC periodic reports on Form 8-K and/or 10-Q filed during the term of this Agreement.

(f) Specific Performance.  ONE hereby acknowledge and confirm that it is impossible to measure in money the damages which will accrue to a Consulting Firm or to its heirs, personal representatives, or assigns by reason of a ONE failure to perform any of its obligations under this Agreement and therefore agree that the terms of this Agreement shall be specifically enforceable by each Consulting Firm.  If any Consulting Firm or its or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, ONE (i) hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and (ii) hereby confirms that it shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state (but without regard to the conflict of laws principals thereof). The parties hereto agree to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in New York City, State of New York with respect to any disputes arising out of this Agreement.

(g) Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized express courier service next day delivery or sent by email with confirmation of receipt by the addressee. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, upon receipt of confirmation of receipt by the addressee if sent by email, five (5) days after mailing if sent by mail, one day after dispatch if sent by express courier, to the addresses set forth on the signature page hereof, or to such other addresses as any party may notify the other parties in accordance with this Section 4(g).

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If the foregoing accurately reflects the agreement between us, please confirm your approval and acceptance thereof by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

ONE BIO CORP.

	By:	/s/ Marius Silvasan
Name:
Title:

AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

CONSULTING FIRMS:

UTA CAPITAL LLC,
a Delaware limited liability company
	By:	YZT Management LLC, its Managing Member

		By:	/s/Udi Toledano
		Name:	Udi Toledano
		Title:	Managing Member
		Address:	100 Executive Drive, Suite 330
West Orange, NJ 07052

GAL DYMANT
/s/ Gal Dymant
Gal Dymant
Address:	Flat B, 21/F
Tower 1, Estoril Court
55 Garden Road
Hong Kong, HK

ALAN FOURNIER
/s/Alan Fournier
Alan Fournier
Address:	11 Spring Hollow Road
Far Hills, New Jersey 07931

Schedule 1

Consulting Firm	Maximum Number of Conversion Shares Subject to Put Right
UTA Capital LLC	103,448 Shares
Gal Dymant	18,104 Shares
Alan Fournier	28,448 Shares
Total	150,000 Shares